Exhibit 99.1
Digi International Reports Third Fiscal Quarter 2009 Results
Exceeds Street Revenue and EPS Consensus Estimates
(Minneapolis, MN, July 23, 2009) — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $44.5 million for the third fiscal quarter of 2009, compared with $47.0 million for the third fiscal quarter of 2008, a decrease of $2.5 million, or 5.4%. Digi acquired substantially all of the assets of MobiApps Holdings Private Limited (MobiApps) on June 8, 2009.
“During the third quarter, we posted sound financial results. We are very proud of the progress we have made in recent months,” said Joe Dunsmore, Digi’s Chief Executive Officer. “In the third quarter, Digi completed the acquisition of MobiApps, which added satellite M2M technology to our product portfolio and further expanded our iDigi platform, about which we are quite excited. We were further pleased by Digi’s recent naming to the Fortune Small Business list of ‘America’s 100 Fastest Growing Small Public Companies’. We believe that when we emerge from the general economic downturn, Digi will be well-positioned as a market leader because of our strong balance sheet, our investment in strategic acquisitions, and our pursuit of cutting-edge technology and solutions, as exemplified by the iDigi platform.”
Below is a table setting forth certain GAAP and Non-GAAP results:
GAAP Results

(in thousands, except per share amounts)	Q3 2009	Q3 2008	YTD 2009	YTD 2008
Net Sales	$44,470	$46,995	$125,916	$134,639
Operating Income	$602	$2,630	$1,967	$10,882
Net Income	$1,393	$1,985	$3,124	$8,752
Net Income per Diluted Share	$0.06	$0.08	$0.12	$0.33
Non-GAAP Results

(in thousands, except per share amounts)	Q3 2009		Q3 2008		YTD 2009		YTD 2008
Operating Income	$2,555	(1)	$4,875	(1)	$3,920	(1)	$13,127	(1)
Net Income	$2,242	(2)	$3,873	(3)	$3,532	(2)	$10,671	(3)
Net Income per Diluted Share	$0.09	(2)	$0.15	(3)	$0.14	(2)	$0.40	(3)

Digi International Reports Third Fiscal Quarter 2009 Results

(1)	Non-GAAP operating income for the three and nine months ended June 30, 2009 excludes a charge for restructuring expenses of $2.0 million. Non-GAAP operating income for the three and nine months ended June 30, 2008 excludes a charge for in-process research and development and other acquisition-related expenses totaling $2.2 million.

(2)	Non-GAAP net income and net income per diluted share for the three and nine months ended June 30, 2009 exclude a charge for restructuring expenses of $1.3 million, net of taxes, or $0.05 per diluted share. Non-GAAP net income and net income per diluted share also exclude a tax benefit of $0.5 million for the reversal of tax reserves, or $0.02 per diluted share, for the three month period and a tax benefit of $0.9 million for the reversal of tax reserves and other discrete tax benefits, or $0.03 per diluted share, for the nine months ended June 30, 2009.

(3)	Non-GAAP net income and net income per diluted share for the three and nine months ended June 30, 2008 exclude a charge for in-process research and development and other acquisition-related expenses of $2.1 million, net of taxes, or $0.08 per diluted share, and a tax benefit of $0.2 million for the reversal of tax reserves, or $0.01 per diluted share.
A table with more detailed reconciliations between GAAP operating income to non-GAAP operating income and GAAP net income and net income per diluted share to non-GAAP net income and net income per diluted share is provided later in this earnings release.
Business Results for the Three and Nine Months Ended June 30, 2009
Revenue from embedded products in the third fiscal quarter of 2009 was $20.5 million compared to $20.7 million in the third fiscal quarter of 2008, a decrease of $0.2 million, or 1.1%. Revenue from non-embedded products was $24.0 million in the third fiscal quarter of 2009 compared to $26.3 million in the third fiscal quarter of 2008, a decrease of $2.3 million, or 8.7%. Revenue from embedded products includes $1.0 million of Spectrum revenue in the third fiscal quarter of 2009. MobiApps was acquired on June 8, 2009, and contributed $47,000 of embedded products revenue from date of acquisition. Revenue from non-embedded products includes Sarian-branded revenue of $6.1 million and $2.4 million for the third fiscal quarter of 2009 and 2008, respectively. Sarian Systems, Ltd. and Spectrum Design Solutions, Inc. were acquired in April 2008 and July 2008, respectively. The strengthening of the U.S. dollar compared to the Euro and UK pound sterling had an unfavorable impact on revenue of $1.7 million in the third fiscal quarter of 2009 compared to the third fiscal quarter of 2008.
Revenue by geographic region is shown below:

Revenue by Geographic Region
(in thousands)	Q3 2009		Q3 2008		YTD 2009		YTD 2008

EMEA (Europe, Middle East and Africa)	$17,094	(1)	$14,503	(1)	$45,356	(1)	$38,432	(1)
Latin America	754		1,286		2,459		3,768
North America	22,631	(2)	26,131		66,500	(2)	78,214
Asia Pacific	3,991		5,075		11,601		14,225

Total revenue	$44,470		$46,995		$125,916		$134,639

Digi International Reports Third Fiscal Quarter 2009 Results

(1)	Includes Sarian revenue of $6.1 million and $14.2 million for the three and nine months ended June 30, 2009, respectively. Also includes Sarian revenue of $2.4 million for the three and nine months ended June 30, 2008, from date of acquisition on April 28, 2008.

(2)	Includes Spectrum revenue of $1.0 million and $3.2 million for the three and nine months ended June 30, 2009, respectively.
Gross profit was $21.4 million in the third fiscal quarter of 2009 compared to $24.9 million in the same period in the prior year. The gross margin was 48.2% in the third fiscal quarter of 2009 compared to 52.9 % in the third fiscal quarter of 2008, a decline of 4.7 percentage points. The gross margin was lower in the third fiscal quarter of 2009 than in the comparable period a year ago due to unfavorable product mix within both the embedded and non-embedded products, including sales of Sarian non-embedded products and Spectrum embedded products which provide lower gross profit margins, as well as higher manufacturing expenses.
Total operating expenses in the third fiscal quarter of 2009 were $20.8 million, or 46.9% of revenue, compared to $22.2 million, or 47.3% of revenue, in the third fiscal quarter of 2008. Total operating expenses for the third quarter of fiscal 2009 include a charge for restructuring expenses of $2.0 million. Total operating expenses for the third quarter of fiscal 2008 include a charge of $2.1 million for in-process research and development and other expenses related to the acquisition of Sarian. The decrease in operating expenses in the third fiscal quarter of 2009 compared to the same quarter in the prior year is primarily due to savings from the restructuring plan and the elimination of the incentive compensation program for fiscal 2009, offset partially by incremental ongoing operating expenses for Sarian and Spectrum.
Net income was $1.4 million in the third fiscal quarter of 2009, or $0.06 per diluted share, compared to $2.0 million, or $0.08 per diluted share, in the third fiscal quarter of 2008. Non-GAAP net income and net income per diluted share for the third fiscal quarter of 2009 and 2008 were $2.2 million, or $0.09 per diluted share, and $3.9 million, or $0.15 per diluted share, respectively, as detailed elsewhere in this earnings release.
For the nine months ended June 30, 2009, Digi reported revenue of $125.9 million compared to revenue of $134.6 million for the nine months ended June 30, 2008, a decrease of $8.7 million, or 6.5%. Revenue from embedded products for the first nine months of fiscal 2009 was $55.8 million compared to $63.1 million in the first nine months of fiscal 2008, a decrease of $7.3 million, or 11.5%. Revenue from non-embedded products was $70.1 million in the first nine months of fiscal 2009 compared to $71.5 million in the first nine months of fiscal 2008, a decrease of $1.4 million, or 2.0%. Revenue from embedded products includes $3.2 million of Spectrum revenue in the first nine months of fiscal 2009. Revenue from non-embedded products includes Sarian-branded revenue of $14.2 million and $2.4 million for the first nine months of fiscal 2009 and fiscal 2008, respectively.
For the nine months ended June 30, 2009, Digi reported net income of $3.1 million, or $0.12 per diluted share, compared to net income for the nine months ended June 30, 2008, of $8.8 million, or $0.33 per diluted share. Net income for the first nine months of fiscal 2009 was reduced by the charge for restructuring expenses of $1.3 million, net of tax, or $0.05 per diluted share, offset partially by tax benefits of $0.9 million, or $0.03 per diluted share, resulting from the reversal of tax reserves associated with the extension of the research and development credit, the resolution of certain state tax matters, and the closing of a prior tax year. Net income for the first nine months of fiscal 2008 was reduced by the charge for in-process research and development and other expenses associated with the acquisition of Sarian of $2.1 million, or $0.08 per diluted share, partially offset by a tax benefit of $0.2 million, or $0.01 per diluted share, resulting from the reversal of tax reserves associated with the closure of a prior tax year.

Digi International Reports Third Fiscal Quarter 2009 Results
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $66.9 million at June 30, 2009, an increase of $3.3 million over the cash and cash equivalents and marketable securities balance at March 31, 2009. Digi re-purchased 893,162 shares of stock during the first nine months of fiscal 2009 for $6.6 million. Please refer to the Condensed Consolidated Statements of Cash Flows which is included in this earnings release for additional cash flow details. At June 30, 2009, Digi’s current ratio was 5.7 to 1 compared to 6.4 to 1 at March 31, 2009.
Third Fiscal Quarter 2009 Business Highlights:
Recognition
•	Digi International was named one of “America’s 100 Fastest Growing Small Public Companies” by Fortune Small Business. FSB 100 companies as a group outperformed the stock market by a wide margin, posting an average annual return of 9.8% for the year ended May 31, 2009, compared with an annual loss of 28.6% for the Russell microcap growth index. In the July/August 2009 edition of the magazine, the editors wrote, “In good times the FSB 100 constitutes an elite group of small public companies: the best of the best, measured by revenue growth and stock performance over the past three years. But in this Great Recession, their performance is nothing short of miraculous.”

•	Verizon Wireless chose Digi to provide a wireless broadband backup solution for Verizon Wireless communications stores. The Digi solution is being deployed at 300 Verizon Wireless communications stores across the U.S.
iDigi Bundled Wireless Solutions
•	Digi announced the launch of the ZigBee Smart Energy Certified ESP Gateway, built upon the industry’s first ZigBee Smart Energy ready module. As a device communication standard for home area networks (HANs) selected by the U.S. Department of Energy, the ZigBee Smart Energy Profile enables utilities to intelligently manage energy loads, monitor energy use and optimize consumption. This new comprehensive Smart Energy product family further expands upon the iDigi Energy offering.

•	Digi introduced iDigi Tank, a wireless M2M solutions bundle optimized for storage tank monitoring. The second iDigi solutions bundle to be made available, iDigi Tank includes the hardware, hosted software, and services necessary to quickly and easily build applications for connecting remote tanks of liquids, solids, and gases.
Wireless Acquisition
•	Digi entered the satellite M2M market with the acquisition of MobiApps assets, a purchase that positions Digi with satellite products and technologies that complement its wireless M2M strategy and gives the company a strong presence in India.

Digi International Reports Third Fiscal Quarter 2009 Results
Other Wireless Announcements
•	Digi launched the Connect® WAN 3G IA, a new cellular router that enables high-bandwidth applications in remote industrial environments, making the technology ideal for industrial automation, utility, pipeline, and traffic applications.

•	Digi announced the enhancement of its wireless design services by Spectrum Design with fixed price offerings. These fixed price offerings make it easier for customers to begin working with Spectrum Design’s team of wireless experts. Wireless design services can be part of the iDigi bundled service offerings.

•	Digi introduced the Digi Transport™ VC7400, an enterprise-class virtual private network (VPN) concentrator that provides easy, secure connectivity to large installations of remote cellular or wired devices.
Reconciliation Tables:

	Reconciliation of Operating Income to Operating Income excluding
	Restructuring Expenses and In-Process Research and Development and Other
	Acquisition-Related Expenses
	Three months ended June 30,				Nine months ended June 30,
	2009		2008		2009		2008

		% of net		% of net		% of net		% of net
(In thousands)		sales		sales		sales		sales

Operating income for the three months and nine months ended June 30 (GAAP basis)	$602	1.4%	$2,630	5.6%	$1,967	1.6%	$10,882	8.1%

Restructuring expenses	1,953				1,953

In-process research and development and other acquisition-related expenses included in cost of sales and total operating expenses	—		2,245		—		2,245

Operating income excluding restructuring expenses and in-process research and development and other acquisition-related expenses (Non-GAAP basis)	$2,555	5.7%	$4,875	10.4%	$3,920	3.1%	$13,127	9.7%

Digi International Reports Third Fiscal Quarter 2009 Results

	Reconciliation of Net Income and Net Income per Diluted Share to Net Income
	and Net Income per Diluted Share, Excluding Restructuring Expenses, Net of
	Taxes, In-Process Research and Development and Other Acquisition-Related
	Expenses, Net of Taxes, and Reversal of Tax Reserves and Other Discrete Tax Benefits
	Three months ended June 30,				Nine months ended June 30,
(In thousands, except per share amounts)	2009		2008		2009		2008

Net income and net income per common share, diluted (GAAP basis)	$1,393	$0.06	$1,985	$0.08	$3,124	$0.12	$8,752	$0.33

Restructuring expenses, net of taxes	1,318	0.05			1,291	0.05

In-process research and development and other acquisition-related expenses included in cost of sales and total operating expenses, net of taxes	—	—	2,085	0.08	—	—	2,116	0.08

Reversal of tax reserves and other discrete tax benefits	(469)	(0.02)	(197)	(0.01)	(883)	(0.03)	(197)	(0.01)

Net income and net income per common share, diluted, adjusted for restructuring expenses, net of taxes, in-process research and development and other acquisition-related expenses, net of taxes, and reversal of tax reserves and other discrete tax benefits (Non-GAAP basis)	$2,242	$0.09	$3,873	$0.15	$3,532	$0.14	$10,671	$0.40

Guidance
For the fourth quarter of fiscal 2009, Digi expects revenue to be in the range of $39 million to $45 million. Net income per diluted share for the fourth quarter of fiscal 2009 is expected to be in a range of $0.04 to $0.10. For the full fiscal year, Digi projects revenue to be in the range of $165 million to $171 million. Net income per diluted share for the full fiscal year is projected to be in a range of $0.16 to $0.22. Projected net income per diluted share for the full fiscal year includes the restructuring charge included in total operating expenses of $1.3 million, net of tax, or $0.05 per diluted share, and reversals of tax reserves and other discrete tax benefits of $0.9 million, or $0.04 per diluted share.
Third Fiscal Quarter 2009 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, July 23, 2009, after market close at 5:00 p.m. EST (4:00 p.m. CST), to join the call by dialing (866) 804-6924 and entering passcode 81363110. International participants may access the call by dialing (857) 350-1670 and entering passcode 81363110. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 96872399 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors

Digi International Reports Third Fiscal Quarter 2009 Results
and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444.
For more news and information on Digi International® Inc., please visit www.IRGnews.com/coi/DGII where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, continued or increasing weakness in North America and developing weakness in other regions due to changes in economic conditions, the current uncertainty in global economic conditions which could negatively affect product demand, the recent financial crises affecting the banking system and financial markets which could negatively impact the financial solvency of the Company’s customers and suppliers, the extreme volatility in fixed income, credit and equity markets which could result in actual amounts realized on the Company’s debt securities or other investments that differ significantly from current market values, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2008 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes non-GAAP operating income, net income and earnings per diluted share data.
Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the Company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as

Digi International Reports Third Fiscal Quarter 2009 Results
determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures.
Digi believes that providing operating income and net income and earnings per diluted share exclusive of the impact of restructuring expenses, in-process research and development and other acquisition-related expenses, and the reversal of tax reserves and other discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to restructuring charges, acquisitions, and taxes, which while important, are not central to the core operations of Digi’s business.
Investor Contacts:
S. (Kris) Krishnan
Digi International
952-912-3125
Email: S. (Kris) Krishnan
Erika Moran
The Investor Relations Group
212-825-3210
Email: The Investor Relations Group
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2009 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2009	2008	2009	2008
Net sales	$44,470	$46,995	$125,916	$134,639
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	21,986	21,200	60,963	59,729
Amortization of purchased and core technology	1,047	938	3,099	2,981

Gross profit	21,437	24,857	61,854	71,929

Operating expenses:
Sales and marketing	8,624	9,493	27,225	27,213
Research and development	6,823	6,995	19,993	20,113
General and administrative	2,743	3,349	8,660	10,066
Intangibles amortization	692	490	2,056	1,755
Restructuring costs	1,953	—	1,953	—
In-process research and development	—	1,900	—	1,900

Total operating expenses	20,835	22,227	59,887	61,047

Operating income	602	2,630	1,967	10,882

Other income (expense):
Interest income, net	208	712	1,057	2,760
Other income, net	559	355	364	355

Total other income, net	767	1,067	1,421	3,115

Income before income taxes	1,369	3,697	3,388	13,997
Income tax (benefit) provision	(24)	1,712	264	5,245

Net income	$1,393	$1,985	$3,124	$8,752

Net income per common share, basic	$0.06	$0.08	$0.13	$0.34

Net income per common share, diluted	$0.06	$0.08	$0.12	$0.33

Weighted average common shares, basic	24,607	25,742	24,982	25,683

Weighted average common shares, diluted	24,875	26,079	25,250	26,353

Digi International Reports Third Fiscal Quarter 2009 Results
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2009	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$29,671	$14,176
Marketable securities	32,977	59,337
Accounts receivable, net	25,742	24,310
Inventories	29,234	30,240
Deferred tax assets	2,118	2,100
Other	2,731	3,006

Total current assets	122,473	133,169

Marketable securities	4,261	179
Property, equipment and improvements, net	16,187	16,255
Identifiable intangible assets, net	28,900	34,032
Goodwill	86,837	86,578
Deferred tax assets	548	553
Other	639	650

Total assets	$259,845	$271,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,141	$10,343
Accrued compensation	2,685	5,981
Accrued warranty	1,020	1,214
Deferred payment on acquisition	2,940	—
Restructuring	1,519	—
Other	3,180	3,395

Total current liabilities	21,485	20,933

Deferred tax liabilities	4,914	7,582
Income taxes payable	4,621	4,358
Deferred payment on acquisition	2,786	5,575
Other noncurrent liabilities	805	1,034

Total liabilities	34,611	39,482

Total stockholders’ equity	225,234	231,934

Total liabilities and stockholders’ equity	$259,845	$271,416

Digi International Reports Third Fiscal Quarter 2009 Results
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Nine months ended
	June 30, 2009	June 30, 2009
Operating activities:
Net income	$1,393	$3,124
Adjustments to reconcile net income to net cash provided by operations
Depreciation of property, equipment and improvements	696	1,899
Amortization of identifiable intangible assets and other assets	1,869	5,531
Excess tax benefits from stock-based compensation	(2)	(44)
Stock-based compensation	848	2,690
Deferred income taxes	(806)	(2,346)
Other	(107)	(67)
Changes in operating assets and liabilities	1,180	(6,514)

Net cash provided by operating activities	5,071	4,273

Investing activities:
Purchase of marketable securities	(13,968)	(21,615)
Proceeds from maturities of marketable securities	13,212	45,275
Acquisition of MobiApps, net of cash acquired	(2,969)	(2,969)
Purchase of property, equipment, improvements and certain other intangible assets	(661)	(2,327)

Net cash (used in) provided by investing activities	(4,386)	18,364

Financing activities:
Payments on capital lease obligations	(172)	(311)
Excess tax benefits from stock-based compensation	2	44
Purchase of treasury stock	(426)	(6,576)
Proceeds from stock option plan transactions	5	125
Proceeds from employee stock purchase plan transactions	258	787

Net cash used in financing activities	(333)	(5,931)

Effect of exchange rate changes on cash and cash equivalents	778	(1,211)

Net increase in cash and cash equivalents	1,130	15,495
Cash and cash equivalents, beginning of period	28,541	14,176

Cash and cash equivalents, end of period	$29,671	$29,671